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                                 EXHIBIT 23.1

                      Consent of Monroe Shine & Co., Inc.
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                         INDEPENDENT AUDITOR'S CONSENT



We consent to the use in this Registration Statement of PCB Holding Company on Form SB-2, of our report dated January 30, 1998, relating to the consolidated financial statements of Peoples Building & Loan Association and Subsidiary appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the filing of the form of our state tax opinion as an exhibit to the Registration Statement and to the references to us under the headings "Legal and Tax Opinions" and "Experts" contained in the Prospectus.


/s/  Monroe Shine & Co., Inc.
     Monroe Shine & Co., Inc.
     New Albany, Indiana 47150
     March 18, 1998